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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

Capital Pacific Holdings, Inc.

     We consent to the use of our report dated January 28, 2000 with respect to the financial statements of Grand Coto Estates, L.P. as of December 31, 1999 and 1998 and for the three years ended December 31, 1999, and our report dated January 28, 2000 with respect to the financial statements of M.P.E. Partners, L.P. as of December 31, 1999 and 1998, and for the two years ended December 31, 1999 and the period March 14, 1997 (inception) through December 31, 1997 included in the Annual Report (Form 10-K) of Capital Pacific Holdings, Inc. for the year ended February 29, 2000 incorporated by reference in the Registration Statement (Form S-3 No. 33-63511) of Capital Pacific Holdings, Inc.

                                          ERNST & YOUNG LLP

Newport Beach, California
May 26, 2000